THE HARTFORD
Hartford Variable Annuity Life Insurance Company Hartford Plaza
Hartford, Connecticut 06115
(a stock life insurance company)

VARIABLE    ACCOUNT    "A"

INDIVIDUAL SINGLE PREMIUM VARIABLE ANNUITY CONTRACT

Nonparticipating

TABLE OF CONTENTS

Page

Contract Specifications
3
Definition of Certain Terms
4
Purchase Payment and Reinstatement Provisions
5
Contract Control Provisions
5
General Provisions
5
Valuation Provisions
6
Termination Provisions
7
Settlement Provisions
8
Annuity Tables
10

HV-1348-2 SP-HIS

CONTRACT SPECIFICATIONS

·CONTRACT NUMBER    SPECIMEN    DATE OF ISSUE    APRIL 2, 1984

NAME OF ANNUITANT	JAMES	SCOTT	ANNUITY COMMENCEMENT	APRIL	2, 2014
AGE OF ANNUITANT		35	PURCHASE PAYMENT		$20,000
SEX OF ANNUITANT		MALE	CONTRACT OWNER (IF OTHER THAN ANNUITANT)

FORM NUMBERS HV-
DESCRIPTION OF BENEFITS

1348-2, 1349-3
1350-3, 1351-2
1352-0, 1353-2

INDIVIDUAL SINGLE PREMIUM VARIABLE ANNUITY CONTRACT

PURCHASE PAYMENTS MAY BE ALLOCATED TO NO MORE THAN THREE OF THE FOLLOWING:    \

    FIXED INCOME FUND SUB ACCOUNT-BASED ON HVA FIXED INCOME F ND, INC,

    STOCK FUND SUB ACCOUNT-BASED ON HVA STOCK FUND, INC,

X    MONEY MARKET FUND SUB ACCOUNT-HVA MONEY MARKET FUND, INC, X    ADVISERS FUND SUB ACCOUNT-HVA ADVISERS FUND, INC,
--- GOVERNMENT SECURITIES FUND SUB ACCOUNT-GOV ERNMENT SECURIT ES FUND, INC,
    AGGRESSIVE GROWTH FUND SUB ACCOUNT-HVA AGGRESSIVE GROWTH FUND, INC,

OR OTHER FUND AS MAY BE MADE AVAILABLE FROM TIME TO TIME

FORM HV-1349-3    SP-H/S    PAGE 3

CONTRACT SPECIFICATIONS ( continued)

CONTRACT NUMBER	SPECIMEN

NAME OF ANNUITANT	JAMES SCOTT

DATE OF ISSUE	APRIL 2,1984

ANNUITY COMMENCEMENT	APRIL 2,2014

CONTINGENT DEFERRED SALES CHARGES:

NO DEDUCTION IS MADE FOR SALES CHARGES AT THE TIME A PURCHASE PAYMENT IS ALLOCATED TO THE CONTRACT AND THE SUB-ACCOUNTS THEREUNDER.CONTINGENT DEFERRED SALES CHARGES ON CONTRACTS WILL BE ASSESSED AGAINST ANY CONTRACT VALUES SURRENDERED, AT THE RATE OF SIX PERCENT (6%) DURING THE CONTRACT YEAR THE PURCHASE PAYMENT ATTRIBUTABLE TO SUCH VALUES IS MADE, REDUCING BY ONE PERCENT (1%) EACH CONTRACT YEAR THEREAFTER.SUCH CHARGES WILL IN NO EVENT EXCEED 8.5% WHEN APPLIED AS A PERCENTAGE AGAINST THE SUM OF ALL PURCHASE PAYMENTS MADE TO THIS CONTRACT AND SHALL APPLY ONLY TO PURCHASE PAYMENTS.

NO CONTINGENT DEFERRED SALES CHARGES WILL BE ASSESSED IN THE EVE    OF DEATH OF THE ANNUITANT OR IF PAYMENTS ARE MADE UNDER AN ANNUITY OPTION PR VIDED FOR UNDER THIS CONTRACT. IN ALL SITUATIONS OTHER THAN A SITUATION INVOLVING A
PARTIAL SURRENDER AFTER THE FIRST CONTRACT YEAR OF UP TO 10% OF VALUES, A SURRENDER WILL BE DEEMED TO BE A SURRENDER OF PURCHASE

PURCHASE PAYMENTS WILL BE DEEMED TO BE SURRENDERED IN THE ORDER IN WHICH THEY WERE RECEIVED AND ALL SURRENDERS WILL BE FIRST FROM PURCHASE PAYMENTS AND THEN FROM OTHER CONTRACT VALUES.

AFTER THE CONTRACT HAS BEEN IN FORCE FOR A FULL CONTRACT YEAR, THE CONTRACT
OWNER MAY MAKE A SINGLE PARTIAL SURRENDER OF CONTRACT VALUES OF UP TO 10% EACH CONTRACT YEAR (ON A NON-CUMULATIVE BASIS) OF THE PURCHASE PAYMENTS MADE UNDER THIS CONTRACT WITHOUT THE APPLICATION OF THE CONTINGENT DEFERRED SALES CHARGE DESCRIBED ABOVE. ANY SURRENDER OF CONTRACT VALUES IN EXCESS OF ANY CONTRACT YEAR DURING THE PERIOD WHEN CONTINGENT DEFERRED SALES CHARGE ARE
OPERABLE WITH RESPECT TO CONTRACT PURCHASE PAYMENTS WILL BE SUBJECT TO THE APPROPRIATE CHARGES AS SET FORTH ABOVE.

ANNUAL MAINTENANCE FEE

THE ANNUAL MAINTENANCE FEE IS $25.

FORM HV-1349-3        SP-H/S    PAGE 3 (continued)            PRINTED IN THE U.S.A

Accumulation Unit - An accounting unit of measure used to calculate the value of this contract before annuity payments begin.
Annual Maintenance Fee - An amount which is deducted from the value of the contract at the end of the Contract Year or on the date of surrender of this contract, if earlier.
Annuitant - The person on whose life this contract is issued.
Annuity Commencement Date - The date on which annuity payments are to begin as described under Settlement Provisions in this contract.
Annuity Unit - An accounting unit of measure used to calculate the amount of annuity payments.
Beneficiary - The person designated to receive benefits in case of the death of the Annuitant .
Contingent Owner - The person so designated by the Contract Owner who, upon the Contract Owner's death, acquires all rights of the Contract Owner.
Contract Anniversary - An anniversary of the Contract Date of this contract. Contract Date - The effective date of this contract.
Contract Owner - The owner of the contract.
Contract Owner's Account - The account established for a Contract Owner under which the Accumulation and Annuity Units credit d to a Contract are held.
Contract Year - Any period of 12 months commencing with the Contract Date or with any Contract Anniversary.
Date of Issue - The date on which an Account is established for the Contract Owner by the Company.
Due Proof of Death - A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased , or any other proof acceptable to the Company.
Eligible Mutual Fund(s), Eligible Fund(s) or Fund(s) - The registered management investment company(ies), in which the assets of the Separate Account may be invested.
General Account - All assets of the Company other than those in the Separate Account, or in any other separate investment account established by the Company.
Minimum Death Benefit - The minimum amount payable upon the death of an Annuitant prior to age 75 and before annuity payments have commenced.
Premium Tax - The amount of tax, if any, charged by state or municipality on premiums, purchase payments or contract values .
Separate Account - An account entitled Variable Account "A" established by the Company to separate the assets funding the variable benefits for the class of contracts to which this contract belongs from the other assets of the Company, which will have as the underlying security(ies) the Funds) listed in the Contract Specifications on Page 3 of this contract.
Sub-Account or "Account" - The subdivisions of the separate Account which are used to determine how the Contract Owner's Account is allocated between the Eligible Mutual Funds. Only three (3) Sub-Accounts maybe operative as to a Contract Owner at any one time.
Termination Value - The value of the contract upon termination, as described in the section of the contract captioned "Termination Provisions."
Purchase Payment
The purchase payment is payable in advance at the designated Office(s) of the Company. Purchases may be made by:

1.	Direct Method - A purchaser may buy this contract for cash.

2.
Indirect Method - A purchaser who is the present owner of shares of the Eligible Funds, who has been an owner of such Fund shares for at least 45 days, may request an exchange of such Fund shares for this annuity contract.

It may be possible for a Contract Owner to purchase this contract under both the direct and indirect payment method. In this event the contingent deferred sales charges set forth on page 3 will apply against purchase payments depending upon whether they are direct or indirect purchase payments. In the event of a full or partial surrender of contract values, the Contract Owner shall specify in writing which Sub-Account or portion thereof shall be surrendered. This may be an important consideration for a Contract Owner since different charges may apply against any such surrender.
Allocation of Purchase Payments
The Contract Owner shall specify that portion of the purchase payment to be allocated to each Sub-Account of the Separate Account, provided, however, that the minimum allocation to any Sub-Account may not be less than $300. Allocations may be made to no more than three (3) Sub-Accounts at any one time. The Contract Owner may re-allocate amounts held in the Sub-Accounts at any time, subject to the provision that investments may be made in only three (3) Sub Accounts at any one time. Such re-allocation may occur before or after annuity payments commence.
Reinstatement Privilege
If this contract has been surrendered for its Termination value, it may be reinstated by reinvestment of the entire proceeds of any such surrender within thirty (30) days of such surrender and not thereafter. This reinstatement privilege shall not be available to a Contract Owner who has previously exercised such privilege.
Contract Owner and Beneficiary
The designations of Contract Owner, Contingent Owner and Beneficiary in the application will remain in effect until changed by the Contract Owner as hereafter provided.
Changes in designation of the Contract Owner. Contingent Owner and of the Beneficiary may be made during the lifetime of the Annuitant by written notice to the Company provided, however, that when a Beneficiary or Contingent Owner has been designated irrevocably, such designation cannot be changed or revoked without such Beneficiary's or Contingent Owner's written consent. Upon receipt of such notice and written consent, if required, at the Offices of the Company, the new designation will take effect as of the date the notice is signed, whether or not the Annuitant or Contract Owner is alive at the time of receipt of such notice, subject to the rights of any assignee of record with the Company, and subject to any payment made or other action taken by the Company before such receipt.
At the Annuitant's death the Beneficiary will be as provided in the beneficiary designation then in effect. If no beneficiary designation is then in effect or if there is no designated Beneficiary living, the Contract Owner will be the Beneficiary and if the Annuitant was the Contract Owner, the Annuitant's state will be the Beneficiary.
Unless the Contract Owner is also the Annuitant, at the death of the Contingent Owner, or if there is no designated Contingent Owner, the Contract Owner's estate shall become the Contract Owner.
The Contract Owner has the sole power to exercise all the rights, options and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the co , tract. The rights of the Contract Owner shall be subject to the rights of any assignee of record with the Company and of any irrevocably designated beneficiary or Contingent Owner.
The Contract
This contract and the application, a copy of which is attached to the contract when issued on payment of the required single purchase payment, constitute the entire contract. All statements in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall void this contract or be used in defense of a claim under it unless contained in such written application and a copy attached to this contract when issued.
GENERAL PROVISIONS (Continued)
No modification of this contract shall be made except over the signature of the President, a Vice President, a Secretary, or an Assistant Secretary of the Company.
That portion of the assets of the Separate Account equal to the reserves and other contract liabilities of the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.
Non-Participation
This contract does not share in the surplus earnings of the Company .
Misstatement of Age and Sex
If the age or sex of the Annuitant has been misstated, the amount of the annuity payable by the Company shall be that provided by the number of Accumulation Units allocated to effect such annuity on the basis of the corrected information without changing the date of the first payment of such annuity.
Any underpayments by the Company shall be made up immediately and any over-payments shall be charged against future amounts becoming payable.
Reports to the Contract Owner

There shall be furnished to each Contract Owner copies any shareholder reports of the Funds and of any other notices, reports or documents required by law to be delivered to Contract Owners. Annually, a statement of the value of the Contract Owner's Account is sent to the Contract Owner.
Voting Rights
The Company shall notify the Contract Owner of any Fund shareholders ' meetings at which the shares held for the Contract Owner's Account may be voted and shall also send proxy materials and a form of instruction by means of which the Contract Owner can instruct the Company with respect to the voting of the shares held for the Contract Owner's Account. In connection with the voting of Fund shares held by it, the Company shall arrange for the handing and tallying of proxies received from Contract Owners. The Company as such, shall have no right, except as hereinafter provided, to vote any Fund shares held by it hereunder which may be registered in its name or the names of its nominees. The Company will, however, vote the Fund shares held by it in accordance with the instructions received from the Contract Owners for whose Accounts the Fund shares are held. If a Contract Owner desires to attend any meeting at which shares held for the Contract Owner's benefit may be voted, the Contract Owner may request the Company to furnish a proxy or otherwise arrange for the exercise of voting rights with respect to the Fund shares held for such Contract Owner's Account. In the event that the Contract Owner gives no instructions or leaves the manner of voting discretionary, the Company will vote such shares of the appropriate Fund in the same proportion as shares of that Fund for which instructions have been received. During the annuity period under a contract the number of votes will decrease as the assets held to fund annuity benefits decrease.
Proof of Survival
The payment of any annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due.
VALUATION PROVISIONS
Net Purchase Payments
The single Purchase Payment is not subject to a front end sales charge. The net Purchase Payment is therefore equal to the Purchase Payment minus any applicable premium taxes.
The net Purchase Payment is applied to provide Accumulation Units with respect to the Sub-Account(s) selected by the Contract Owner. The number of Accumulation Units credited to each Sub-Account is determined by dividing the net Purchase Payment allocated to a Sub-Account by the dollar value of one Accumulation Unit for such Sub-Account, next computed after the receipt of the Purchase Payment by the Company.
The number of Accumulation Units so determined will not be affected by any subsequent change in the value of such Accumulation Units. The Accumulation Unit value in any Sub-Account may increase or decrease from day to day as specified below.
Net Investment Rate and Net Investment Factor
The General Account net investment rate applicable to this contract for any day subsequent to the Annuity Commencement Date is guaranteed to be at least equivalent to an investment rate of 4 per cent per annum compounded annually. The net investment rate for any Sub-Account of the Separate Account for any day is equal to the gross investment rate for that Sub-Account expressed in decimal form to six places, less maximum deductions by the Company totaling 1.00% per annum for the mortality and expense undertakings. The gross investment rate for a Sub-Account is (a) its investment income for the day plus capital gains and minus its capital losses, whether realized or unrealized, and less a deduction for any applicable taxes arising from the income and the realized and unrealized capital gains attributable to that Sub-Account, divided by the value of that Sub Account on the previous day. Valuation of the Separate Account assets will reflect current values as determined in accordance with generally accepted accounting principles.
The net investment factor for each Sub-Account is the sum of 1.000000 plus the net investment rate for the Sub-Account.
Accumulation Unit Value
The value of an Accumulation Unit of each Sub-Account as established at $1.00 on the date Fund shares were first purchased for that Sub-Account of the Separate Account. The value of the respective Accumulation Units or any subsequent day is determined by multiplying the Accumulation Unit value for the preceding day by the net investment factor for that Sub-Account for the current day.
Annuity Unit Value
The value of the General Account Annuity Unit is fixed at 1.00. The value of an Annuity Unit for each Sub-Account of the Separate Account was fixed at $1.00 on the date Fund shares were first purchased for the Sub-Accounts of the Separate Account, and for any day thereafter is determined by multiplying the value of the Annuity Unit for that Sub-Account on the preceding day by the product of (a) 0.999892 and (b) the net investment factor for that Sub-Account for the day for which the Annuity Unit value is being calculated.
Annual Maintenance Fee
During each year that this contract is in force prior to the Annuity Commencement Date, a fee will be deducted from the contract at the end of Contract Year or on the date of surrender of this contract, if earlier. The fee will be charged by reducing the number of Accumulation Units held in the Sub-Accounts on that date on a pro rata basis. The Annual Maintenance Fee is shown on page 3.
The number of Accumulation Units deducted from the Sub-Account is determined by dividing the Annual Maintenance Fee by the value of one Accumulation Unit for the appropriate Sub-Account at the end of the Contract Year or on the date of surrender, as applicable.
TERMINATION PROVISIONS
Termination Prior to the Annuity Commencement Date
At any time prior to the Annuity Commencement Date, the Contract Owner has the right to terminate the contract. In such event, the following options are available:
(1) The Termination Value may be applied to provide for fixed or variable annuity payments, or a combination thereof, commencing immediately under an Annuity Option as shown under Settlement Provisions. Once annuity payments commence under the First, Second, Third or Fourth Options the value of the contract may not surrendered. If the Fifth Option is selected the minimum designated period shall be five (5) years.
(2) The Termination Value of the contract may be taken in the form of a cash settlement, in which event a contingent deferred sales charge may be applied against the Termination Value thereof, as set forth on page 3.
(3) At any time after the first Contract Year, the Co tract Owner may make a partial surrender of contract values each Contract Year of up to ten (10) per cent of the net purchase payment made to the contract which shall not be subject to any deduction for contingent deferred sales charges. All other surrenders shall be subject to the appropriate contingent deferred sales charge. If a partial surrender request is made and if the value in the contract would be less than $1,000 following such surrender the Company will redeem the total value in such contract.
The Termination Value of the contract for any day prior to the Annuity Commencement Date is equal to the value of the Accumulation Units held under the contract on that day, less:

(a)	any applicable premium taxes not previously deducted;

(b)	the Annual Maintenance Fee as described under the Valuation Provisions of this contract; and

(c)	any applicable contingent deferred sales charge as specified on page 3.
The Termination Value for that portion of the contract held in the Sub-Accounts may increase or decrease from day to day.
Termination After the Annuity Commencement Date
This contract may not be surrendered for its Termination Value after the commencement of annuity payments, except with respect to Option Five.
Payment on Surrender - Deferral of Payment
Payment on any request for surrender will be made as soon as possible and in any event no later than seven days after the written request is received by the Company. Payment may be subject to postponement:

(a)	for any period during which the New York Stock Exchange is closed other than customary weekend and holiday closings or during which trading on the New York Stock Exchange is restricted;

(b)
for any period during which an emergency exists as a result of which (i) disposal of the securities held in the Sub-Accounts is not reasonably practicable, or (ii) it is not reasonably practicable for the value of the net assets of the Separate Account to be fairly determined; and

(c)
for such other periods as the Securities and Exchange Commission may, by order, permit for the protection of the Contract Owners. The conditions under which trading shall be deemed to be restricted or an emergency shall be deemed to exist shall be determined by rules and regulations of the Securities and Exchange Commission.

Election of Annuity Option
The Annuity Commencement Date may be the first day of any month before or including the month of the Annuitant's 75th birthday, but in the absence of a written election to the contrary , the Annuity Commencement Date shall be the first day of the month coincident with or next following the Annuitant's 75th birthday.

The Contract Owner may elect to have the Termination Value applied on the Annuity Commencement Date under any one of the Annuity Options described below, but in the absence of such election the value of the Contract on the Annuity Commencement Date will be under the Second Option to provide a Life Annuity with 120 Monthly Payments Certain.
The value of the contract is determined on the basis value of each Sub-Account on the fifth business day payments are to commence . The Contract Owner may the Sub-Account(s) on which the Annuity payments commencement of Annuity payments.
Date of Payment - The first payment under any option shall be made on the first day of the month following approval of claim for settlement. Subsequent payments shall be made on each subsequent first day of a month in accordance with the manner of payment selected.
The Contract Owner, or in the case the Contract Owner shall not have done so, the Beneficiary after the death of the Annuitant, may elect in lieu of payment in one sum, that any amount or part thereof due by the company under this contract to the Beneficiary shall be applied under any of the options described below. Such election must be made within one year after the death of the Annuitant by written notice to the Offices of the Company.
Annuity Options
FIRST OPTION - Life Annuity - An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.
SECOND OPTION - Life Annuity with 120, 180 or 20 Monthly Payments Certain - An annuity providing monthly income to the payee for a fixed period of 120 months, 180 months. or 240 months (as selected) and for as long thereafter as the payee shall live.
THIRD OPTION - Unit Refund Life Annuity - An annuity payable monthly during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee, provided that, at the death of the payee, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess if any of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value on the effective date of annuity payments and (b) is the number of Annuity units represented by each payment multiplied by the number of payments made.
FOURTH OPTION - Joint and Last Survivor Life Annuity - An annuity payable monthly during the Joint lifetime of the payee and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.
FIFTH OPTION - Payments for a Designated Period - An amount payable monthly for the number of years selected which may be from 5 to 30 years. The remaining balance of proceeds in the General Account or the Separate Account for any day is equal to the balance on the previous day decreased by the amount of any installment paid on that day and the remainder multiplied by the net investment factor for the day as described in the Valuation Provisions.
*If this contract is issued to qualify under Section 401 , 403 , or 408 of the Internal Revenue Code of 1954 as amended. or the Self-Employed Individuals' Tax Retirement Act of 1962 as amended. these options shall be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by the Company .
Allocation of Annuity
At the time election of one of the Annuity Options made, the person electing the option may further elect to have the value of the contract applied to provide a variable annuity, a fixed dollar annuity or a combination of both.
If no election is made to the contrary, the value of a Sub-Account of the Separate Account shall be applied to provide a variable annuity based thereon.
Variable Annuity and Fixed Dollar Annuity
Variable Annuity - A variable annuity is an annuity with payments increasing or decreasing in amount in accordance with the net investment results of the
Sub-Account(s) of the Separate Account (as described on the Valuation Provisions). After the first monthly payment for a variable annuity has been determined in accordance with the provisions of this contract, a number of
Sub-Account Annuity Units is determined by dividing that first monthly payment by the appropriate Sub-Account Annuity Unit value on the effective date of the annuity payments. Once variable annuity payments have begun, the number of Annuity Units remains fixed with respect to a particular Sub-Account. If the Contract Owner elects that continuing annuity payment be based on a different Sub-Account, the number will change effective with that election but will remain fixed in number following such election. The method of calculating the unit value is described under Valuation Provisions.
The dollar amount of the second and subsequent variable annuity payments is not predetermined and may increase or decrease from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Sub-Account Annuity Units by the Sub-Account Annuity Unit value as described in the Valuation Provisions for the fifth business day preceding the date the annuity payment is due.
The Company guarantees that the dollar amount of variable annuity payments will not be adversely affected by variations in the actual mortality experience of payees from the mortality assumptions, including any age adjustments, used in determining the first monthly payment.
Fixed Dollar Annuity - A fixed dollar annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. Although fixed dollar annuity payments may never be less than the first monthly payment, each payment after the first may be increased as a result of excess interest credits.
Death of Annuitant or Beneficiary
In the event the Annuitant dies before the Annuity Commencement Date, the Beneficiary will receive the value of the contract and the Sub-Account(s) thereunder on the date of receipt of Due Proof of Death at the Offices of the Company except that if upon death prior to the Annuity Commencement Date the Annuitant had not attained his 75th birthday, the Beneficiary will receive the greater of the then value of the contract, or 100% of the Purchase Payment made reduced by the dollar amount of any partial terminations not repaid. Death proceeds are not subject to any contingent deferred sales charges. The death benefit may be taken in one sum or under any of the settlement options available in the Company' s individual variable annuities then being issued.
When payment is taken in one sum, payment will be made within 7 days after the date Due Proof of Death is received, except as the Company may be permitted to defer such payment under the Investment Company Act of 1940.
In the event of the death of the Annuitant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments, or any then remaining balance of proceeds under the Fifth Option, will be paid in one sum to the Beneficiary unless other provision shall have been made and approved by the Company. In the case of the Separate Account calculations. f or such present value of the guaranteed number of payments remaining the Company will assume a net investment rate of 4% per annum. In the case of the General Account the net investment rate assumed will be the rate used by the Company to determine the amount of each certain payment. The Annuity Unit value on the date of receipt of Due Proof of Death shall be used for the purpose of determining such present value.
The attached tables show the dollar amount of the first monthly payments for each
$1,000 applied under the options. Under the First, Second or Third Options, the amount of each payment will depend upon the age of the payee at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the ages of both payees at the time the first payment is due.
Minimum Payment - No election of any option may be made under this contract for any payee unless such election would produce a first payment of at least
$20.00 to that payee and if a combination benefit is elect, no election may be made unless the first payment from each Account would be $20.00 to the payee. If at any time, payments to be made to any payee from either Account are or become less than $20.00 each, the Company shall have the right to change the frequency of payment to such intervals as will result in the payment of at least $20.00. If any amount due would be less than $20.00 per annum the Company may make such other settlement as may be equitable to the payee.
Description of Table - The tables for the First, Second, Third and Fourth Options are based on the 1971 Individual Annuity Mortality Table with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum.
For purposes of electing fixed annuity payments, the Contract Owner may elect any of the tables established and offered by the Company; provided however, that no such election may be changed with respect to any Annuitant following the commencement of annuity payments.
In the event of death of any Annuitant while receiving annuity payments, the calculation of the present value of any remaining guaranteed number of payments will be based on the rate basis used to determine the initial monthly payment rather than the interest rate stated in the section captioned "Death of Annuitant or Beneficiary.

AMENDATORY RIDER

This rider is issued as a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all conditions and limitations of such contract.

The following Annual Withdrawal Amount provision is added: ANNUAL W ITHDRAW AL AMOUNT:    CONTRACT YEARS 1-6
10% OF THE PURCHASE PAYMENTS

AFTER CONTRACT YEAR 6
100% OF THE CONTRACT VALUE REDUCED BY THE TOTAL OF ANY PURCHASE PAYMENT MADE DURING THE 6 YEARS PRIOR TO WITHDRAWAL; AND

10% OF PURCHASE PAYMENTS MADE DURING THE 6 YEARS PRIOR TO WITHDRAWAL.

The Contingent Deferred Sales Charges provision is revised as follows: CONTINGENT DEFERRED SALES CHARGES:
Subject to the Annual Withdrawal Amount, surrenders of contract values attributable to the Purchase Payment may be subject to a Contingent Deferred Sales Charge (“Charge”). The length of time from receipt of the Purchase Payment to the time of surrender determines the charge.

During the first six Contract Years, all surrenders will be first from Purchase Payments and then from earnings. If an amount equal to all Purchase Payments has been surrendered, a charge will not be assessed against the surrender of the remaining contract value.

After the sixth Contract Year, all surrenders will be first from earnings and then from Purchase Payments. A charge will not be assess against the surrender of earnings. If an amount equal to all earnings has been surrendered, a charge will not be assessed against Purchase Payments made more than six years prior to the surrender, but will be assessed against Purchase Payments received less than six years prior to surrender. For this purpose, Purchase Payments will be deemed to be surrendered in the order in which they were received.

HL-VA1AR99    Page 1 of 5    Printed in U.S.A.

CONTINGENT DEFERRED SALES CHARGES: (Continued)

The charge is a percentage of the amount surrendered (not to exceed the aggregate amount of the Purchase Payment made) and equals:

CHARGE    LENGTH OF TIME FROM PURCHASE PAYMENT
(NUMBER OF YEARS)

6%	1
5%	2
4%	3
3%	4
2%	5
1%	6
0%	7 AND THEREAFTER
No Contingent Deferred Sales Charges will be assessed in the event the contract terminates due to the death of the Annuitant or the Contract Owner (as applicable), or if the contract values are applied to an annuity option provided for under this contract, or if the contract is surrendered on or after the Annuitant’s 90th birthday, or upon exercise of the Annual Withdrawal Amount.

The following is added to the DEFINITION OF CERTAIN TERMS provision of the contract:

Beneficiary - The person(s) entitled to receive benefits as per the terms of the contract in the event of the death of the Contract Owner or Annuitant, as applicable.

Contingent Annuitant - The person the Contract Owner designates who, upon the Annuitant’s death, prior to the Annuity Commencement Date, becomes the Annuitant.

Contract Owner(s) - The owner(s) or holder of the contract.

Valuation Day - Every day the New York Stock Exchange is open for trading. The value of the Separate Account is determined at the close of the New York Stock Exchange (generally 4:00 p.m. Eastern Time) on such days.

The CONTRACT CONTROL PROVISIONS is replaced with the following:

Annuitant, Contingent Annuitant, Contract Owner
The designations of Contract Owner and Contingent Annuitant will remain in effect until the Contract Owner changes them. The designation of the Contract Owner may be changed during the lifetime of the Annuitant by written notice to the Company. The designation of the Contingent Annuitant may be changed at any time during the lifetime of the Annuitant and prior to the Annuity Commencement Date by written notice to the Company. If no Contingent Annuitant has been named and the Contract Owner/Annuitant's spouse is a Beneficiary, the Contract Owner/Annuitant's spouse will be presumed to be the Contingent Annuitant. In any other situation, if no Contingent Annuitant has been named, the Contract Owner (or in the case of joint Contract Owners, the younger Contract Owner) will be presumed to be the Contingent Annuitant providing that the Contract Owner is not the Annuitant. The Contract Owner may waive this presumption.

HL-VA1AR99    Page 2 of 5    Printed in U.S.A.

CONTRACT CONTROL PROVISIONS (Continued)

Ownership
The Contract Owner has the sole power to exercise all the rights, options, and privileges granted by this contract or permitted by the Company and to agree with the Company to any change in or amendment to the contract. The rights of the Contract Owner will be subject to the rights of any assignee of record with the Company and of any irrevocably designated Beneficiary. In the case of joint Contract Owners, each Contract Owner alone may exercise all rights, options, and privileges, except with respect to the surrender, partial surrender, selection of an Annuity option, and change of ownership.

Beneficiary
The designated Beneficiary will remain in effect until changed by the Contract Owner. The designated Beneficiary may be changed during the lifetime of the Annuitant by written notice to the Company. If the designated Beneficiary has been designated irrevocably, the designation cannot be changed or revoked without such Beneficiary’s written consent. Upon receipt of written notice and consent, if required by the Company, the new designation will take effect as of the date the notice is signed, whether or not the Annuitant or Contract Owner is alive at the time of receipt. Any payments made or other action taken by the Company before the receipt of the notice will not be subject to the requested change. If no Beneficiary designation is in effect or if the designated Beneficiary has predeceased the Contract Owner, the Contract Owner’s estate shall be the Beneficiary. At the first death of a joint Contract Owner prior to the Annuity Commencement Date, the surviving Contract Owner shall be the beneficiary and the rights of any other named beneficiary are voided.

The following paragraph is added to the GENERAL PROVISIONS of the contract:

The contract to which this rider is attached is intended to qualify as an annuity contract for Federal tax purposes. To that end, the provisions of the contract are interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary.

The first paragraph of the Election of Annuity Option section of the SETTLEMENT PROVISIONS is revised as follows:

The Annuity Commencement Date is shown on Page 3. The Contract Owner may change the date by notifying the Company within 30 days prior to the Annuity Commencement Date. This date will not be deferred beyond the Valuation Day immediately following the later of:

a)	the Annuitant’s 90th birthday; or

b)	the end of the tenth Contract Year

unless the Contract Owner elects a later Annuity Commencement Date subject to laws and regulations then in effect and the Company’s approval.

The Date of Payment section of the SETTLEMENT PROVISIONS is revised as follows:

The first Annuity payment is payable on the Annuity Commencement Date. The remaining Annuity payments are computed and payable as of the same day of the month as the Annuity Commencement Date, based on the elected Annuity payment frequency.

The Death of Annuitant or Contract Owner section of the SETTLEMENT PROVISIONS is revised as follows:

In the event the Annuitant or Contract Owner dies before the Annuity Commencement Date, the Death Benefit will be payable as determined under the Contract Control Provisions and described below. If the deceased (the Annuitant or Contract Owner, as applicable) had not attained age 90, then the Death Benefit will equal the greater of the contract value or 100% of all Purchase Payments made under the contract reduced by the dollar amount of any partial surrenders since the Date of Issue. If the deceased had attained age 90, the Death Benefit will equal the contract value. The Death Benefit will be calculated as of the date of receipt of Due Proof of Death at the offices of the Company.
HL-VA1AR99(3/4)    Page 3 of 5    Printed in U.S.A.

Death of Annuitant or Contract Owner (Continued)

In the event of the death of the Annuitant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments, or any then remaining balance of proceeds under the Fifth Option, will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by the Company. In the case of the Separate Account calculations, for such present value of the guaranteed number of payments remaining, the Company will assume a net investment rate of 4% per annum. In the case of the General Account, the net investment rate assumed will be the rate used by the Company to determine the amount of each certain payment. The Annuity Unit value on the date of receipt of Due Proof of Death shall be used for the purpose of determining such present value.

The following is added to the SETTLEMENT PROVISIONS: Death Before the Annuity Commencement Date
If the Contract Owner dies, and:

a)	the joint Contract Owner is living, the joint Contract Owner will become the Beneficiary. In this case, the rights of the designated Beneficiary are voided.

b)
there is no surviving joint Contract Owner, the designated Beneficiary will be the Beneficiary. However, in the event of the death of a Contract Owner and there is no joint Contract Owner, and a Beneficiary is the Contract Owner’s spouse and the Annuitant (or Contingent Annuitant, if applicable) is alive, the contract will continue with the spouse as the Contract Owner, unless the spouse elects to be paid a Death Benefit settlement option. This provision will apply only once with respect to this contract.

If the Annuitant dies, and:

a)	is also the sole Contract Owner, the designated Beneficiary will be the Beneficiary.

b)	both the Contract Owner and the Contingent Annuitant are living, the Contingent Annuitant will become the Annuitant. The Contract will continue.

c)
the Contract Owner is living, and there is no Contingent Annuitant or the Contingent Annuitant is not living, the Contract Owner will be the Beneficiary. In this case, the rights of the designated Beneficiary are voided.

d)	the Contract is owned by a corporation or other entity, the Contract Owner will be the Beneficiary. In this case, the rights of the designated Beneficiary are voided.

Death On or After the Annuity Commencement Date
If the Contract Owner dies, and the Annuitant is living, the designated Beneficiary will become the Contract Owner.

If the Annuitant dies, the Contract Owner will be the Beneficiary. If a Death Benefit is payable, the rights of the designated Beneficiary are voided. If the Annuitant who is also the Contract Owner dies, the designated Beneficiary will be the Beneficiary.

The Death Benefit will be calculated as of the date We receive written notification of Due Proof of Death as in the manner described in the settlement option then in effect.

Calculation of the Death Benefit
Should the Contract Owner or Annuitant die before the Annuity Commencement Date, any Death Benefit payable will be calculated as of the date written notification of Due Proof of Death is received by the Company.

If the calculated Death Benefit exceeds the Contract Value, the difference will be allocated to the Sub-Account(s) in accordance with the last Sub-Account allocation instructions received from the Contract Owner.

During the time period between the Company’s receipt of written notification of Due Proof of Death and the Company’s receipt of complete settlement instructions from each Beneficiary, the calculated Death Benefit amount will be subject to market fluctuations.

HL-VA1AR99(3/4)    Page 4 of 5    Printed in U.S.A.

SETTLEMENT PROVISIONS (Continued)

Settlement of the Death Benefit
As of the date of receipt of complete disbursement instructions from the Beneficiary, the amount to be paid or applied to a selected settlement option will be computed. When there is more than one Beneficiary, the amount will be calculated for each Beneficiary’s share of the proceeds and paid or applied to a selected settlement option according to and upon each Beneficiary’s instructions. If the date of receipt of complete instructions falls on a non-Valuation Day, the amount will be computed on the next Valuation Day.

When payment is taken in one sum, payment will be mailed within 7 days of the Company’s receipt of complete instructions, except when the Company is permitted to defer such payment under the Investment Company Act of 1940.

Distribution Requirements
Subject to the Alternative Election or Spouse Beneficiary provisions below,

a)	If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within five years after such death; and

b)
If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of such death.

If the Contract Owner is not an individual, then for purposes of the preceding paragraph a or b, the primary Annuitant will be treated as the Contract Owner

Alternative Election to Satisfy Distribution Requirements
If any portion of the interest of a Contract Owner described above is payable to or for the benefit of a designated Beneficiary, and the Beneficiary elects after the Contract Owner’s death to have the benefit distributed over a period that:

a)	does not extend beyond such Beneficiary’s life (or life expectancy); and

b)	does commence within one year of the date of death,
then for purposes of satisfying the Distribution Requirements above, the benefit will be treated as distributed entirely on the date such periodic distributions begin.

Signed for Hartford Life Insurance Company

HL-VA1AR99(5)    Page 5 of 5    Printed in U.S.A.